Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Seagate Technology Employee Stock Purchase Plan (as amended and restated) of Seagate Technology of our reports dated August 19, 2009, with respect to the consolidated financial statements of Seagate Technology included in its Annual Report (Form 10-K) for the fiscal year ended July 3, 2009, and the effectiveness of internal control over financial reporting of Seagate Technology, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Palo Alto, California
November 5, 2009